UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2006

RECKSON ASSOCIATES REALTY CORP.

and

RECKSON OPERATING PARTNERSHIP, L.P.

(Exact name of each Registrant as specified in its Charter)

Reckson Associates Realty Corp. – Maryland	Reckson Associates Realty Corp. -
Reckson Operating Partnership, L.P. – Delaware	11-3233650
(State or other jurisdiction of incorporation	Reckson Operating Partnership, L.P. -
or organization)	11-3233647
(IRS Employer ID Number)

225 Broadhollow Road
Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

1-13762

(Commission File Number)

(631) 694-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 28, 2006, Reckson Operating Partnership, L.P. (the “Operating Partnership”) entered into an underwriting agreement and a related terms agreement (collectively, the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in the Underwriting Agreement, in connection with a public offering of $275 million aggregate principal amount of the Operating Partnership’s 6.0% Notes due 2016 (the “Notes”).  Interest on the Notes will be payable semi-annually on May 15 and November 15, commencing May 15, 2006.  The Notes mature on March 31, 2016.

The closing of the offering of the Notes is scheduled to occur on March 31, 2006.  The net proceeds from the offering will be approximately $272.7 million after deducting the underwriting discount and other expenses.  The Operating Partnership intends to use the net proceeds for general corporate purposes, including the repayment of its term loan with Goldman Sachs Mortgage Company, which matures in April 2006.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits

1.1	Underwriting Agreement, dated March 28, 2006, between the Operating Partnership and Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the several underwriters

1.2	Terms Agreement, dated March 28, 2006, between the Operating Partnership and Citigroup Global Markets Inc. and Goldman Sachs & Co., as representatives of the several underwriters

4.1	Form of 6.0% Notes due 2016 of the Operating Partnership

4.2	Indenture, dated March 26, 1999, among the Operating Partnership, Reckson Associates Realty Corp. and the Bank of New York as trustee*

5	Opinion of Sidley Austin LLP as to the legality of the Notes

*                                    Previously filed as an exhibit to the registrants’ registration statement on Form S-3 (File No. 333-115997).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECKSON ASSOCIATES REALTY CORP.

	By:	/s/ Michael Maturo
Michael Maturo
Executive Vice President
and Chief Financial Officer

RECKSON OPERATING PARTNERSHIP, L.P.

	By:	Reckson Associates Realty Corp.,
its General Partner

	By:	/s/ Michael Maturo
Michael Maturo
Executive Vice President
and Chief Financial Officer

Date: March 31, 2006